Exhibit 99.2

Event Name: Q4 2018 AECOM Earnings Call

Event Date: 2018-11-12T17:00:00 UTC

P: Operator

C: Michael S. Burke; AECOM; Chairman of the Board & CEO

C: Randall A. Wotring; AECOM; COO

C: W. Troy Rudd; AECOM; Executive VP & CFO

C: Will Gabrielski; AECOM; VP of IR

P: Alan Matthew Fleming; Citigroup Inc, Research Division; VP

P: Andrew John Wittmann; Robert W. Baird & Co. Incorporated, Research Division; Senior Research Analyst

P: Anna Kaminskaya; BofA Merrill Lynch, Research Division; VP

P: Chad Dillard; Deutsche Bank AG, Research Division; Research Associate

P: Jamie Lyn Cook; Crédit Suisse AG, Research Division; MD, Sector Head of United States Capital Goods Research, and Analyst

P: Michael Stephan Dudas; Vertical Research Partners, LLC; Partner

P: Steven Fisher; UBS Investment Bank, Research Division; Executive Director and Senior Analyst

P: Tahira Afzal; KeyBanc Capital Markets Inc., Research Division; MD, Associate Director of Equity Research, and Equity Research Analyst

+++ presentation

Operator^ Good morning, and welcome to the AECOM Fourth Quarter 2018 Earnings Conference Call. I would like to inform all participants, this call is being recorded at the request of AECOM. This broadcast is the copyrighted property of AECOM. Any rebroadcast of this information in whole or part without the prior written permission of AECOM is prohibited. As a reminder, AECOM is also simulcasting this presentation with slides at the Investors section at www.aecom.com (Operator Instructions) I would like to turn the call over to Will Gabrielski, Vice President, Investor Relations.

Will Gabrielski^ Thank you, operator. I would like to direct your attention to the safe harbor statement on Page 1 of today’s presentation. Today’s discussion contains forward-looking statements about future business and financial expectations. Actual results may differ significantly from those projected in today’s forward-looking statements due to various risks and uncertainties, including the risks described in our periodic reports filed with the SEC. Except as required by law, we take no obligation to update our forward-looking statements.

We are using non-GAAP financial measures in our presentation. The appropriate GAAP financial reconciliations are incorporated into our presentation, which is posted on our website. Please note that all percentages refer to year-over-year progress, except as noted.

Our discussion of earnings results and guidance and adjusted for noncore businesses and asset dispositions, gains and losses on disposals and assets held for sale, acquisition and integration-related items, financing charges, interest expense, amortization of intangible assets, the revaluation of deferred taxes and tax effects and discrete act tax items associated with U.S. tax reform unless otherwise noted. Today’s discussion of organic growth is on a year-over-year and constant currency basis and is adjusted to exclude impacts of noncore businesses. Beginning today’s presentation is Mike Burke, AECOM’s Chairman and Chief Executive Officer. Mike?

Michael S. Burke^ Thank you, Will. Welcome, everyone. Joining me today are Troy Rudd, our Chief Financial Officer; and Randy Wotring, our Chief Operating Officer. I will begin with an overview of AECOM’s results and discuss the trends across our business. Then Troy will review our financial performance and outlook in greater detail before turning the call over for a question-and-answer session.

Please turn to Slide 3. We delivered record revenue, wins and backlog in fiscal 2018, which position us well for continued growth in 2019 and beyond. Organic growth accelerated in the second half of the year led by 17% and 12% growth, respectively, in our higher margin Americas design and MS businesses. As a result, we set a new high for annual revenue at over $20 billion and we expect to deliver another year of growth in 2019. Full year wins of more than $28 billion represent a 23% increase over the prior year, resulting in a record $54 billion backlog. Fourth quarter wins increased by 25% to $6.1 billion. Our momentum continued into the first quarter with more than $7 billion of large CS and MS project wins in October.

We also delivered a quarterly record $511 million of free cash flow in the fourth quarter, which contributed to a fourth straight year of greater than $600 million of free cash flow. As a result, we continue to pay down debt and we executed $150 million accelerated share repurchase under our $1 billion authorization, which reduced our shares outstanding by approximately 3%. However, EBITDA was below our expectations due to 3 factors, including execution challenges on a handful of projects in the CS segment, a timing-related shortfall in AECOM Capital and volume- related underperformance in the U.K. These items masked the underlying strength of our performance across most other areas of the business, specifically, the Americas design business exceeded our growth and profit expectations for the year and the MS segment delivered another solid performance.

Importantly, to maximize the profitability of our record $54 billion backlog, we are executing 3 strategic actions. First, following a review of our cost structure, we are implementing a plan to reduce our annual G&A by $225 million with most of the actions taking place in the first half of the fiscal year. The G&A savings will primary benefit the DCS segment, where we expect the adjusted operating margin to exceed 7% in fiscal 2019 with further improvements in 2020 and beyond. Importantly, all of our segments will benefit from a more efficient cost structure as we compete for work and deliver our backlog.

Second, we have changed the leadership in our CS segment. Though the vast majority of our projects have met or exceeded our expectations and more broadly our execution track record remains stellar, the issues that impacted fiscal 2018 were avoidable and unacceptable. In addition to the leadership change, we have conducted a thorough portfolio review and identified the root causes of the challenges we encountered to ensure we execute with greater certainty in the future.

Finally, we are currently evaluating a plan to exit more than 30 countries. This is part of an ongoing review of our geographic exposure with a focus on prioritizing our investments and attention towards our largest and highest growth markets where our competitive advantages are greatest. All of these actions hone our focus on our most profitable end markets, reduce our risk profile and enhance the consistency of our financial performance, including our industry-leading cash flow.

Please turn to Slide 4 for a discussion of our business trends. Beginning in the DCS segment. We had significant accomplishments in our design business in 2018. We delivered our highest growth rate in several years in Americas, our largest geography, including 17% growth in both the third and fourth quarters. Our leadership position in transportation and water markets resulted in double-digit growth in these markets. Strong economic growth, funding from the more than $200 billion of ballot measures that passed in 2016 and the visibility created by the FAST Act contribute to this growth. In addition, last week, voters in California, our largest state by revenue, reaffirmed their overwhelming support for infrastructure by voting to maintain a $0.12 gas tax, which will provide over $50 billion of transportation-specific funding over the next decade. Voters in 30 other states also demonstrated support with over $30 billion of transportation infrastructure investments approved. And hopes for a federal infrastructure bill in DC were buoyed by leadership of both parties in expressing the need for a comprehensive infrastructure. As a result, we expect very favorable market conditions to persist over the next several years.

During the year, we also mobilized quickly to provide critical services to aid in the storm recovery efforts in the U.S. Virgin Islands, Puerto Rico and Texas. Our success in the storm recovery effort reflects the advantages of our scale and the agility of our leadership team to quickly capitalize on emerging opportunities. We are making further investments in our capabilities to ensure we remain a leader in this effort.

In international markets, trends remain mixed. In the Asia Pacific region, we delivered 7% growth for the year which was led by a continued strength in the Australian transportation market. In the fourth quarter, we won a substantial contract as part of Melbourne’s Metro tunnel project, which adds to our visibility. The Greater China market also remains robust. In Hong Kong, infrastructure demand is strong, and funding from ongoing budget surpluses support our positive long-term outlook. We are also benefiting from the breadth and depth of the capabilities we have developed in Hong Kong, which is driving strong growth in Mainland China.

Turning to the EMEA region. Volumes in our largest market, the U.K., were below our expectations. Uncertainty around the mid and long-range impacts of Brexit continue to impact the market ahead of the key March 29 separation date from the European Union. We have taken decisive actions to prepare for this slowdown. As a result, we have a better cost structure today and we have maintained the key capabilities to respond as market conditions improve.

Turning to the Management Services segment. We delivered 14% growth in the fourth quarter, which contributed to double-digit growth for the full year. This performance is a testament to our leading position across our key DoD and DoE markets and reflects a high return on our growth investments and continued high win rates. As a result, MS backlog has increased by nearly 120% since the start of fiscal 2017, and we exited the year at a near-record level. This growth has included a substantial expansion of our classified work. Today, more than 50% of our MS backlog is for classified programs. We have a large base of employees with security clearance, which provides us with a competitive advantage. The budget for the U.S. DoD remains at historic highs, and we continue to pursue substantial opportunities for further growth. In addition, we have a strong DoE pipeline of remediation opportunities and are actively expanding our capabilities in this market. In fact, in the first quarter, we were selected for a $500 million Defense contract. As we look across our $30 billion pipeline, which includes nearly $15 billion of bids under client evaluation, we are confident that this momentum will continue.

Pivoting to Construction Services. I am pleased to report to that we continue to make strong progress on the Alliant gas power plant. We are approximately 80% complete and remain on schedule and on budget. Our confidence in a successful outcome remains high. However, execution challenges across CS impacted our results, including write-downs in the fourth quarter on a handful of projects. We have changed the leadership of the business and conducted a thorough review of our portfolio of projects. Importantly, with new leadership in place, we are optimistic for the future.

In Building Construction, we achieved our ambitious target for our fourth consecutive year of double-digit organic revenue growth led by our core New York and Los Angeles Metro markets. Total wins for the year doubled from fiscal 2017 and backlog increased by 12%. After the quarter ended, an AECOM and Walsh joint venture was selected for the $7 billion redevelopment of terminal 1 at JFK Airport in New York City, which will increase our Building Construction backlog to a new record. With none of our top 10 projects set to end in 2019 and a strong pipeline of pursuits, we continue to have substantial visibility.

The Civil Construction business performed to our expectations and has been a solid contributor over the past year. Demand in our core West Coast market is driving better as-sold margins and more favorable terms and conditions. As a result, we are being highly selective on the work we are pursuing.

Finishing with AECOM Capital. We achieved a tremendous milestone this quarter with the first financial close on our new third-party real estate investment joint venture with Canyon Partners. When we started AECOM Capital in 2013, our goal was to prove out the concept and to manage third-party capital given the size of the opportunity and investment limits of our balance sheet. The new fund will provide us with management fees that will support cost, allowing us to fully benefit from the upside of our gains. Across our business, we are positioned for continued success. We are winning work in a record rate and market trends continue to support several years of growth. With more efficient and focused operations, we are confident in our ability to drive strong performance over the next several years.

I will now turn the call over to Troy, who will discuss the quarter in more detail.

W. Troy Rudd^ Thanks Mike. Please turn to Slide 6. We delivered strong results on a number of key metrics. Importantly, we delivered strong cash flow, including a record in the fourth quarter, which enabled continued debt reduction and the repurchase of approximately 4.6 million shares of our stock. As Mike emphasized, we had several accomplishments in the year, which sets a solid foundation for the future. To fully capitalize on this foundation, we have implemented margin enhancement initiatives primarily through a more efficient operating model and G&A reductions. We’ve made substantial progress in our targeted G&A reductions already and expect to realize approximately $85 million of savings in fiscal 2019. Generating the planned G&A savings and delivering on a record backlog are key components of the 12% EBITDA growth we expect in fiscal 2019. As a result, we are confident in our ability to drive sustained long-term earnings growth and to create value for our shareholders.

Let’s turn to Slide 7. Revenue in the DCS segment increased by 11% in the fourth quarter and 8% in the full year. The Americas grew by 17% in the second half of the year and 11% for the full year. This growth was driven by strong performance in our core transportation and water markets as well as improved results in our environment business. In addition, we are executing a growing portfolio of storm recovery work, where we are pursuing a multibillion-dollar pipeline of opportunities. As a result, we expect growth to continue in fiscal 2019.

The adjusted operating margin was 6.1% for the quarter, which is a 30 basis point improvement over the prior year and reflects the positive momentum in the business. While we delivered strong performance in our Americas and Asia Pacific regions, lower levels of activity in the U.K. and ongoing cost to align that business with market conditions offset these strengths. Importantly, we are on a path to deliver substantial margin improvement with our planned G&A reductions. As a result, we expect the adjusted operating margin to increase by at least 110 basis points to more than 7% in fiscal 2019 with a further improvement expected in fiscal 2020 as you realize the full annual benefit of our G&A actions.

Please turn to Slide 8. Revenue in the MS segment increased by 14% in the quarter and 11% for the full year. This was ahead of our expectations. Revenue is accelerating as a result of the approximately 120% backlog growth since the start of fiscal 2017. The full year adjusted operating margin was 6.5%, which was mostly consistent with expectations. As we pivot to fiscal 2019, we expect our adjusted operating margin to approximate 6%. With an increasing percentage of our revenue coming from projects where we are in the prime position, an increasing share of revenue on these projects will run through our books and dilute the margin percentage. With our robust backlog and pipeline, including strong wins already in the first quarter, we are confident in the positive trajectory of the business.

Let’s turn to Slide 9. Revenue in the CS segment increased by 5% in the fourth quarter and 7% in the full year. We achieved our ambitious goal of delivering a fourth consecutive year of double-digit organic growth in our Building Construction business. And with the substantial wins in the first quarter that Mike spoke to, we are well positioned for continued growth. Our full year operating margin was 1.9%, which was slightly below our expectations. While performance was strong across most of the portfolio, as Mike mentioned, poor performance on a handful of projects negatively impacted results. Importantly, we’ve conducted a thorough review of our portfolio and changed the leadership to improve accountability. We expect our margins will approximate 2% in fiscal 2019.

Let’s turn to Slide 10. Fiscal 2018 underscores our industry-leading track record of strong cash generation. Operating cash flow in the year was $775 million and free cash flow was $688 million, both of which were 11% improvements over prior year. We’ve now generated $2.7 billion of free cash flow over the past 4 years. Our ability to consistently convert earnings to cash flow has enabled our shareholder-focused capital allocation actions. During the year, we allocated capital to the highest and best use, including continued debt reduction and a $150 million accelerated share repurchase. Going forward, our capital allocation priorities remain unchanged under our commitment to return substantially all free cash flow to shareholders, including the $850 million remaining on our $1 billion repurchase authorization. With our stock continuing to trade at a price below what we believe is the long-term value, we intend to be in the market buying shares. We will, of course, balance the repurchase volumes with cash flows, which are typically second half weighted in our business.

Please turn to Slide 11. We have initiated guidance for fiscal 2019 that calls for adjusted EBITDA of between $920 million and $960 million and adjusted EPS of between $2.60 and $2.90. Our EPS growth in 2019 is 24% at the midpoint after adjusting for our better-than-expected 2018 tax performance. At the midpoint of our EBITDA range, we are expecting 12% growth, which includes $85 million of realized benefits from our G&A reduction plan and underlying growth in the business. As I noted, with the majority of the savings benefit realized in the DCS segment, we expect DCS margins to exceed 7%.

In addition, we expect fiscal 2020 EBITDA will improve further, driven by the annual benefit of our G&A reductions and from revenue growth. Importantly, with the outsized growth we expect in 2019 and our record backlog, we are reiterating our expectation for a 7% EBITDA CAGR from fiscal 2018 to 2022.

With respect to the impacts of the G&A reduction plan, we expect to incur approximately $80 million to $90 million of restructuring costs. Majority of these costs will be incurred in the first half of the year with the benefit phasing in as the year progresses. Total cash cost for the restructuring are expected to be between $60 million and $70 million.

We anticipate first quarter EBITDA will account for approximately 21% of our full year guidance. Of note, however, is the timing of the AECOM Capital realizations. Today, we expect to realize most of the anticipated $13 million included at the midpoint of our guidance during the first half of the year. We expect to deliver cash flow between $600 million and $800 million for the full year and remain committed to our plan to deliver at least $3.5 billion of free cash flow from 2018 through 2022.

With that, I will turn the call over to for Q&A. Operator, we’re now ready for questions.

+++ q-and-a

Operator^ (Operator Instructions) Alan Fleming from Citi is on the line with a question.

Alan Matthew Fleming^ Mike, it seems like the AECOM strategy, at least in DCS for a long time, was to kind of be everywhere around the world and essentially establish outposts, either organically or inorganically regardless of cost, and then kind of growth through those outposts. Today’s announcement almost seems like a reversal of that strategy. So why shouldn’t the $140 million of cost savings kind of just be the starting point for DCS profitability improvement? And maybe why couldn’t it happen faster than the FY ‘20 or ‘21 time frame that you’re talking about?

Michael S. Burke^ Well, first of all, that strategy is evident in this — that change in strategy is evident in the strategic announcement we made, where we will retrench from about 30 countries where we had less than 1% of our revenue but we had breakeven or slightly negative results. And — but what’s more important is that we’re taking the energies away from the — management time away from those 30 countries and focusing on markets that present greater opportunity. So the return on investment, both in the capital we had deployed and the return on investment of the management’s time will be much greater by retrenching from those 30 markets. But the impact — I think the second part of your question was the impact on the DCS margins. And maybe, Troy, do you want to stand on that?

W. Troy Rudd^ Yes. So in the first — again, in the first year, we expect to drive between $80 million and $90 million of savings. So of the run rate, $140 million savings that we expect to drive, the bulk of that is coming in the first year. And more importantly, that’s been driven by actions that were taken in the first half of the year. We expect to be 80% complete with those actions at the end of the first quarter and 90% at the end of Q2. So we — really, what we meant was when we said we had most of it behind it, we really will, at the end of the first quarter, have the bulk of that behind us and be generating those savings through the year and exiting the year at $110 million. And then in the first half of ‘20, there are some actions to take there as well. So we’ll be exiting at that run rate really halfway through 2020.

Michael S. Burke^ Yes. And I think, Alan, just it’s important to point out what that means for the margins where we’ve had DCS margins at 6%.

With this restructuring and streamlined cost structure, we will have 7% margins in the DCS business. And so what that means is that the growth that we had in the DCS business, you heard us mention the double-digit organic growth in the second half of the year in DCS, the $54 billion of backlog overall. What it means is that we will be able to extract more profit from that $54 billion of backlog because of the restructuring and the higher margins that we now expect. And I think, we should point out that, that 7% margin puts us in the upper quartile of our peers in this sector.

Alan Matthew Fleming^ Okay. I appreciate that, Mike. Maybe as a follow- up, can I ask about the organic growth in DCS? Is there any way to quantify how much the U.K. and maybe the Middle East were a drag on organic growth in the quarter? And maybe talk about the puts and takes as you’re thinking about FY ‘19 from a growth perspective. Are you — I would assume your forecasting a continued strength or strong growth in Americas offset by decline in the U.K. and the Middle East. And do you think that this slowdown in the U.K. is a temporary cooling off? Or is this a more — are you prepared for a more prolonged slowdown in that part of the world?

Michael S. Burke^ So I’ll let Troy talk about those organic growth trends in those 3 regions.

W. Troy Rudd^ Yes. So just — I’ll first cover the pass-through, then I’ll talk about what we see in the future. So this past year, again, we had very strong growth in the Americas business in the second half of the year, 17%. There was a significant amount of that growth driven by, what I’m going to call, our storm recovery work that we provided for clients. Our Asia Pacific business grew mid-single digits during the year, and then our EMEA business declined, in particular, in the fourth quarter, our Middle East business shrunk year-over-year by about 5%. So moving forward, we see strong growth in our Americas business. Although coming off significant growth in this year, I think, we’re being conservative and we are viewing this as modest growth in the Americas in the coming years. So mid-single digits. When we look at Asia Pacific, we see the growth opportunities being consistent with this past year in the Asia Pacific business. And in the Middle East and our Europe business, we actually see that business being flat and possibly modest growth. But more importantly, the actions that we took in the course of this year and some of the restructuring we’re taking in this next year to exit some of those smaller countries has put us in a position where even if that business doesn’t grow, we believe we have healthy operating margins in a healthy operating business. So in summary, I think, we’re forecasting modest growth across the DCS business this coming year. And most of that growth is coming in our largest market, particularly the Americas business.

Michael S. Burke^ And I think, to add a little color to one part of your question there on what do we portend for the Europe and Middle East business, we’ve got — obviously, got the Brexit decision coming up in March. I think getting that uncertainty behind us gives us more upside than not. In the other part across the Middle East, with the expectation of higher oil prices, there’ll be more money for public expenditure across that region. So I think, our sense is that the outlook in both Europe, U.K. and Middle East looks better in the future than it did for the past 12 months.

Operator^ Your next question is from Jamie Cook with Credit Suisse.

Jamie Lyn Cook^ I guess, a couple of questions. One, I found the restructuring interesting and understanding that the DCS margins can go considerably higher. But — I mean, if we just look, DCS has been the one business that, for the most part, has been achieving their targeted margin forecast. Whereas if we look at Construction Services and Management Services, you haven’t been achieving your sort of targeted margins. So why aren’t the restructuring actions focused more towards those 2 businesses, I guess, relative to DCS? My second question is, Mike, when you think about the Construction Services business and the low profitability or execution issues you’re having, why is that a good business still to be in longer term? And then my third question is for you, Troy. Understanding there’s always seasonality in your cash flow and the cash flow is generally seasonally better in the back half of the year, you did point that out in your prepared comments and in the press releases. Is there anything in particular we should be reading about — thinking about for cash flow in 2019 and the back half? Is it more back- end loaded than usual?

Michael S. Burke^ Okay. There’s a lot of questions in there. Troy, do you want to take the margin piece?

W. Troy Rudd^ Yes. So just focusing on the, first of all, on the CS business. A couple of points there. Number one is we are taking some actions in the CS business, in particular around our Power business. And with respect to this past year, when we made that decision in the second quarter to exit combined cycle power plant construction, we were delivering some projects in that business. We have the one Alliant project, which we’re finishing, which is, I’m happy to say, 80% complete, on time and on schedule. But what that means for that Power business as we reposition it, that we’re burning off some backlog in that business. And so we’re going to see that business come down year-over-year. So when we look at the restructuring in that business and when we look at CS overall, we expect margins in that business to be consistent with the current year. The other thing I’ll say about our Building Construction business in terms of margins is that we do talk about it as being a 2% margin business, but it really is a lot more like a construction management business. And if you looked at the self perform work, that business actually has margins that are in the 10% range where we deliver that work with almost no working capital. So it has almost an infinite return on our invested capital in that business. So I think, it’s distinguished that from the rest of our Construction Services business. In our DCS business, as you pointed out, the most significant impact we have in that business is driving those margins to improvement, partially through growth, but really through our own actions, self-help, to get margins that are going to be exceeding 7% for this next year. In Management Services, we have been very successful winning a significant amount of work over the course of this last year and a lot of it has been with the Department of Defense. That Department of Defense business has lower margins than we typically see in our DoE business. And also, because we’ve been winning work as a prime instead of a member of a joint venture, we actually see the margins in that business being economically the same. But in terms of the overall margin, because we have now more revenue coming through our P&L, margins look like they’re down. I’m going to let Randy talk a little bit more about the MS business and the margins as well as we move forward.

Randall A. Wotring^ Yes, Jamie. And we’re very bullish about the MS business going forward. As Troy indicated, because of the bidding activity we had over the last couple of years, most were on very large DoD contracts that were cost reimbursable. So by their very nature, they were lower in margin than you would see a normal fixed-price contracting in the government business. However, looking forward, because of the large nature of the DoE, the Department of Energy contracts, they’re more lumpy in the bidding activity. We see $30 billion of opportunities over the next 3 to 4 years. So looking forward, we still see great opportunities to not only grow our backlog but grow in the higher-margin DoE business.

Michael S. Burke^ Yes. Jamie, let me just come back to the strategic question you asked about CS, and I think Troy covered most of it. But just to underscore that business, there’s a wide variety of businesses within our Construction Services segment. First of all, we have, over the past 8 months or so, we have very carefully analyzed that business and have been derisking that portfolio by extracting ourselves from the fixed-price combined cycle EPC market in Power. That’s created a $50 million headwind for FY ‘19, but we believe it was a good derisking of that portfolio. We have also been derisking the portfolio by selling off one piece of our oil and gas business, and we’re currently in the due diligence phase to close another segment of it. And also, to point to the Building Construction market when we talk about margins, people like to focus on the 2% margins. But because of the pass-through cost in Building Construction, it’s more appropriate to look at that on a net service revenue basis. On a net service revenue basis, the margins are 18% in the Building Construction management business, requiring negative net working capital so our returns on invested capital are infinite. And I think when you look at the growth in that business, we had $10 billion of wins in the building structure segment in the last 4 months alone. So when I look at the growth in the business, I look at the infinite return on invested capital and the 18% net service revenue margins, we like that business. Now we continue to evaluate our portfolio, as we have for the past 8 months, to identify where we really want to place our bets going forward and what markets might present asymmetrical risk that we don’t like anymore. So we’re not prepared to go into a lot more detail on that today, but we have had a lot of feedback from our shareholders on different aspects of Construction Services that they like and don’t like, and we’ll continue to evaluate that.

Jamie Lyn Cook^ And then just on the cash flow?

W. Troy Rudd^ Yes. With respect to cash flow, as we move forward, I don’t see anything different in terms of timing cash flow. Typically, they’ve been 20% of our free cash flow in the first half of the year, 80% in the second half of the year. That’s not going to change even with the cash restructuring costs that we’re incurring in the first half of this year. And I’ll make the point that even beyond ‘18, when I look forward to ‘19, I actually see the profile of the business being similar with the exception that we won’t be incurring similar cash restructuring charges. So I actually see some upside in terms of our cash flow range in fiscal ‘20. So beyond ‘19.

Operator^ Our next question comes from Andrew Wittmann from Baird.

Andrew John Wittmann^ Let’s just keep going with cash flow a little bit here, guys. Where do I want to start? I guess, the — can you talk, Troy, about the sources of the free cash flow, which was obviously very good here in this quarter? Was it payables that were extended here? Was there any factoring in the quarter? Maybe give us some of the characteristics that maybe drove the cash flow.

W. Troy Rudd^ Sure, sure. We actually, during the course of this year, converted our cash from — the cash comes from earnings. So really, when you look at the P&L, you’re going to see that the earnings were converted to cash. If you remember, we do have depreciation, being in excess of CapEx. We had a tax headwind during the course of the year, and then we do have some equity provided to employees. All of that puts us in a position where we’re able to convert our earnings to cash and generate free cash flow consistent the way we did this past year. There was no factoring. The impact in the quarter was 0 from factoring. And in terms of our working capital management, we actually had our DSOs decline 2 days quarter-over-quarter. And a lot of the growth that we took on in our design business, in particular our construction business, in those businesses where we don’t use working capital. So you will see that while AR in those businesses increased with growth, so does AP based on the nature of the underlying work that we perform. So really nothing unusual year-over-year. We just have converted — we’ve converted our earnings to cash as we have in the past.

Andrew John Wittmann^ Okay. So then with the guidance, as we look at fiscal ‘19 here, I’m trying to reconcile this one. With earnings and cash being tied to each other here, it looks like your net income is implied at $442 million. You’re going to have some more in the $65 million of cash restructuring costs, yet you’re still forecasting free cash flow in excess of the $600 million. How do you reconcile the high level of cash with the relatively lower level of earnings in ‘19?

W. Troy Rudd^ Yes. So think about this. There are a couple of different items in that particular bridge. So again, depreciation being greater than CapEx is planned for the year. We will also have stock-based compensation that we provide to employees again this year, which is part of that bridge. Then our NCI is consistent year-over-year, as it has been in the past. And then we still have our cash taxes being lower than our P&L taxes that we’re forecasting for the year. And there’s a couple of other smaller items that go into that, but all of that gets you into — near the midpoint of the range in terms of free cash flow for the year.

Andrew John Wittmann^ Okay. Helpful. Then just, Mike, I guess, as I look across the, let’s say, engineering and government services space, there’s been plenty of companies who have deemphasized construction in the last couple of years. Stantec most recently, Tetra Tech before that. CH2M was doing it before they got bought up by Jacobs. But Jacobs is derisking the portfolio, doing less construction type stuff with the announcement that they’ve exited that business. You guys still have talked about your DBFO strategy as kind of who you are and who you’re going to be. You talk about derisking the portfolio kind of broadly through the restructuring actions that you’re taking here. As you look forward, is DBFO still the right thing to do, recognizing that others have gotten burned doing a lot of that construction or more risky type of work?

Michael S. Burke^ Yes. I mean, I think, as we’ve been talking about for a while, we have been very carefully focused on derisking the portfolio. We’ve taken a number of actions in the past 8 months. We are still deeply analyzing and in the process of continuing to derisk the portfolio. And you will not see us play in certain parts of the market where we think there’s asymmetrical risk. And so I fully understand the decisions that some of our competitors have taken and I applaud them for that and we’re analyzing the exact same issues. So that’s about what we’re prepared to say today is it’s a continuing process. We’ve taken a number of actions, and there’s more to come.

Operator^ Our next question comes from Steven Fisher from UBS.

Steven Fisher^ Wondering if you could just help us a little bit more on the segment assumptions for profitability growth, profit growth in 2019. It seems like the majority of the growth could be coming from the DCS segment. I was just trying to do the math on the margins and make assumptions of revenue growth within CS and MS. I mean, it sounds like there could be a decline in Construction Services. Maybe you could quantify that for us. And then how do we think about the puts and takes? I mean, is the profit in Management Services basically going to be flat with the growth in revenues but the decline in the margin?

W. Troy Rudd^ Yes. So Steve, let me just — let me kind of walk through the business. As you pointed out in DCS, we are expecting the margins — as the business grows and the margins move from 5.9% to over 7%. We expect significant growth in the operating margin or operating income in that business. In Construction Services, we do see improved performance from the oil and gas business, our O&M business, and we do see our Building Construction business being I’ll say flat year-over-year. I think, as we’ve already mentioned, Building Construction has had a phenomenal year, second half of the year and first quarter in terms of winning work in our core markets. But the way that work is delivered, you typically only see 5% of the operating income coming through in the first year in that business as you’re doing the preconstruction work. And you see that coming in later in the project. So the work that we’ve won in the second half of this year and the first part of this year will have a modest impact on ‘19. But it really means that it ramps up in ‘20 and ‘21. And then the decision we made around the Power business, that strategic decision will cause a decline in our Power business year-over-year which reposition it. All that leading to the CS business will have a modest decline year-over-year in terms of operating income. In Management Services, we do see that business growing year-over-year in terms of its operating profit. If you recall this past year, in the third quarter, we had a claim that we picked up in the third quarter of about $15 million. So while that business looks like it’s flat year-over-year, we see it actually improving its profitability by about $15 million. That is sort of a walk through the businesses.

Steven Fisher^ Yes. That’s helpful, Troy. And then just continuing this discussion on some of the strategic action, things you’re considering. When I think about AECOM, and really, in the last 4 years since the URS deal, the business did become very broad and complex and maybe even difficult to manage. I guess, some of the last few questions have really been about derisking, but I guess I’m just thinking about simplifying — the potential to simplify the business to make it easier to manage. I just want to make sure I understood clearly what you’re commenting to Jamie and Andy, they’re about — it sounds like you’re looking to get out of some further businesses in the construction segment. Is that what you’re suggesting? And then once you do that and with these 30 countries that you’re exiting, does that get you to a simpler business that you think will be easier to manage going forward?

Michael S. Burke^ Yes, that’s exactly what we’ve been in the process of doing through this restructuring. We’ve been working on this since the spring of this year. We’ve been working with Bain to deeply analyze the entire organization. That 30 countries allows us to hone our focus on the markets where we realize is in markets where we have incredible focus and deploy our best resources, we’re having the greatest growth. You — Troy mentioned the significant growth in the second half of the year in DCS Americas. But even for the full year, we had double-digit growth, 11% growth in DCS Americas over the past year. So allowing us to hone our focus, get out of countries where we just don’t think the opportunities are going to give us the right returns, taking our — certain pieces of our business throughout this year, whether it be oil and gas or Power or others that we’re exploring, again, to refocus on the markets to present the best opportunities for growth. That present the best opportunities for margin and that have a lower risk profile is what we’ve been focusing on and the execution that’s taken place so far has helped us down that path. The strategic restructuring I mention today will allow us to further refine that focus and we’ll continue to look at opportunities of that sort all while at the same time, our backlog is growing significantly, up double digits again this year. In the first month of the fiscal year here in October, You’ve seen another $7 billion of wins come in just the month of October alone. So all of this gives us a lot of confidence in both ‘19 and beyond. And I think one of the things that I — Troy touched on the growth in Building Construction. As you know, in this business, a lot of these wins, you don’t have a lot of profitability in your first year of the win because you’re in the preconstruction phase. But then growth starts to accelerate after that. So while we feel pretty good about a 12% growth in EBITDA at the midpoint of the range for FY ‘19, we feel even better about what that means for 2020.

Steven Fisher^ Great. And just a quick clarification. The 6% margin in MS, is that a temporary floor here? It sounds like Randy said he got more DoE work picking back up. So is this sort of a temporary 6% and it goes back up or should we just be sort of setting an expectation of 6% going forward or maybe even lower depending on what the mix is?

Randall A. Wotring^ Yes. Looking forward, we see a lot of opportunities in the Department of Energy market that are just from a timing standpoint, so $30 billion of opportunities to be bid over the next 3 to 4 years. And they give us great opportunities for margin expansion. In addition, we see — always have some performance incentives, and we continue to perform very, very well in the DOE markets. So our performance is good, and so there’s always an opportunity to overachieve on performance milestones.

Operator^ Our next question comes from Tahira Afzal from KeyBanc.

Tahira Afzal^ Mike, if you look in the past, I remember when you realigned your business in Australia. And obviously, we’ve been following what happened in oil and gas. Things have taken a little longer than you thought. So any learning curve that you’ve incorporated in the time line that you presented to us?

Michael S. Burke^ Yes. Tahira, like I said earlier, we currently - speed matters in this effort. We have been underway with this project for several months now, and what’s important, I think, Troy mentioned it earlier that 80% of the decisions on cost takeouts will happen in Q1, with 90% of them being done by the end of Q2. So clearly — and when I say 80% done in Q1, most of those actions have already taken place in the first month of this fiscal year with respect to cost restructuring. So we’re moving, I believe, at the pace that this requires to ensure that we achieve the $110 million run rate by the end of FY ‘19. But of course, also $85 million of those savings being in the EBITDA for FY ‘19.

Tahira Afzal^ Got it. Okay, Mike. And I guess, obviously, we’ll find out the details from the countries where you’re streamlining your operations as time goes by. But perhaps you can give us a sort of higher overarching viewpoint of the DSOs, the remaining operations you’re looking at. Was that one of the factors being took into consideration? I believe there are some countries where a lot of [UNCs] operate where the DSOs have stretched out to twice as high in other areas and really, some of the labor laws in the countries they’re remaining on because it seems like by the time you’re done, we might be headed into a trickier economic climate.

Michael S. Burke^ So these countries that we’re talking about here are less than 1% of our revenue. The DSOs are not an enormous factor. The most important factor is a return on the investment that we have in those countries and return on the investment of management’s time. We have — resources, of course, are limited, as always. And making sure that we have those right resources focused on the real growth markets and not being distracted by an additional 30 countries where we don’t see the growth prospects in the out years. So it’s more of a return on management time as well as some capital deployed but it’s not a big DSO number.

Tahira Afzal^ Got it. Okay. And in terms of labor laws, are you — I guess, it’s not big enough again to really move the needle as you look forward.

Michael S. Burke^ No, it’s not big enough to move the needle. We’ve factored in the labor laws in the countries that we have identified and it’s all baked into the estimates of the restructuring cost and the timing of it.

Operator^ Our next question comes from Chad Dillard from Deutsche Bank.

Chad Dillard^ So I just wanted to spend some time on capital allocation. Just as you go into 2019, I mean, how are you thinking about balancing between buybacks and debt reduction? And how are you thinking about your leverage targets when making those decisions? And then secondly, over to your restructuring and simplification, just trying to understand what milestones as investors we should be looking at. And then also, correct me if I’m wrong on this, but if DCS is mainly a cost reimbursable business, I guess, how do you plan to retain those savings rather than giving them back just given that there’s a margin on top of your work?

W. Troy Rudd^ Yes. Chad, it’s Troy. So first, just on the repurchase plan. So again, in this past quarter, we did the $150 million ASR and we were able to repurchase a little more than 4.5 million shares. As we move into this next year, we — consistent with what we said in the past, we expect to be in the market to buy our shares. It’s our intention to continue to buy shares and return capital to shareholders, as we said. But of course, we’re going to do that in a way that’s consistent with the cash flow phasing of the business. The other point about leverage ratio is we did finish the year with a net leverage ratio of 2.8x. And had we not done $150 million ASR or been a little more aggressive, we would have ended the year at 2.6x. So over the course of this next year, just through earnings growth, we are going to get to that 2.5x net leverage ratio target, giving us the ability to continue to buy back shares. But again, we’ll manage that over the course of the year based on price and cash flow.

Michael S. Burke^ And Troy, one thing we just ought to point out. Just to emphasize what Troy said on us being in the market on capital allocation, we expect to be in the market starting tomorrow at certain prices for our stock - that we like the price of our stock at this price. We plan to be aggressive in purchasing throughout this year, and you’ll see the results of that shortly.

W. Troy Rudd^ And Chad, with respect to your second question, absolutely. In our DCS business, there’s a certain component of costs plus work that we do for clients, and that is already factored into the numbers that we gave you. So that — the $85 million will fall to the bottom line after we’ve netted out effectively the impact of cost plus work we do for clients and same with $110 million run rate. Those are net numbers.

Randall A. Wotring^ And with regard to milestones, just understand that restructuring plan is in place, so there’s no more planning. It’s execution mode at this point, and we’re well ahead of our execution plans at this point in time.

Chad Dillard^ That’s helpful. And just to follow up on your comment about $30 billion of MS opportunities over the next couple of years. Maybe we can zoom in and understand what’s coming ahead over the next 12 months, and what’s the mix between recompete versus new work bid and any other details you can provide there.

Randall A. Wotring^ Yes. Most of these opportunities are for DoE environmental management programs. There’s 5 opportunities that will be bid in FY ‘20 and one in FY ‘21, they’re all in the environmental management program. In all those cases, there’ll be expanded work. There is one recompete, but the others will be new work for us outside of this. Savannah River is still ongoing and one other recompete. The others will be all new work or expanded.

Michael S. Burke^ I think, it’s important to recognize that the win rates we’ve had in that. I think, as you know, our backlog has grown by 120% since we started FY ‘17, but importantly, our win rate has been around 50% of the bids we’ve pursued. And we’ve had $18 billion of wins over that last 2 years. So the track record on these bids is pretty darn good.

W. Troy Rudd^ And on the DoD bids, it gives us great visibility on revenue moving forward for a number of years, and it’s extremely low risk work and they are all cost reimbursable contracts with good clients and good programs that will help leverage into other bidding activities.

Operator^ Our next question comes from Michael Dudas with Vertical Research.

Michael Stephan Dudas^ You mentioned in your prepared remarks about changes at CS and, Randy, maybe you put more [emphasizes] there. What are some of the things — is there any business model changes throughout the organization that’s encompassed with this restructuring with either targeting end markets or maybe reporting-wise how you run the business in conjunction with this?

Michael S. Burke^ Well, we did replace the leader of our Construction Services business this year because of a few small handful of execution issues that we had. We have changed the markets in which we are pursuing projects, so we will pursue projects in core markets where we have strength and will not be pursuing projects in random markets where we don’t have the years of experience and resources on the ground. So that’s part of our derisking. And I previously mentioned all the other derisking work that we had done on combined cycle, EPC work, oil and gas work. And other than that, there’s no other changes in the business model that we’re prepared to talk about today.

Michael Stephan Dudas^ I appreciate that. And Mike, when you’re thinking about — you’ve had tremendous book-to-bill and great backlog growth across the board, but looking forward, is it — given with the restructuring and reemphasizing profitability and such and being a little bit more selective, is there ability to maybe to pull back a little bit maybe because of higher bidding expenses? Or just you got a lot on your plate and just trying to be more selective in what’s coming through the business because you have such a tremendous backlog but still working through the level of generating that profitability to generate from that backlog?

Michael S. Burke^ So couple of things. First of all, when we started looking at the size of the backlog growth, we wanted to ensure that we were going to extract the maximum value from that backlog, which is what got us focused on this project 6 months ago with Bain consulting to help ensure that we had the right cost structure to maximize that. That’s what drove our margins in DCS for instance from 6% to 7%. So it’s not — we are not in any way scaling back on our business development costs, our selling costs, but we also realized that in certain markets like the 30 countries that I mentioned earlier, it is much more expensive to pursue business in markets where you don’t have significant scale. And so your return on business development dollars in core markets where you have strength is much greater. And so we do not see any of the restructuring efforts impacting the backlog growth, the revenue growth that we’ve had over the past couple of years.

Michael Stephan Dudas^ And just my final thought for you, Mike. The — it’s been admittedly a terrible week in California with all the tragedies and with the fire. A couple of things. Any early indication or read on how that could impact business flows and opportunities through California? And then follow up with that with some of the ballot initiatives, do you see any real visibility on some of — the one that passed in California that can add to your business win opportunities here in ‘19 and into ‘20?

Michael S. Burke^ So we don’t see any real impact from the fires in California on our business. Of course, we have some employees that were affected, including Troy was evacuated from his house, but his house is somewhat safe. But — so other than that, we don’t see us having an impact on our business either to the negative or the upside in rebuilding, there will be some P&D type work that have to be done. But not a lot of it affects our business like we see from the disaster recovery in the southeastern U.S. To the second part of your question, we actually feel pretty good about everything we’ve seen recently. Voters in California rejected Prop 6, which would have repealed the gas tax. That is a $50 billion transportation-specific funding over the next decade, having another $50 billion in transportation, which is our strongest market in our home state is really good. That’s coming on the heels of Measure M and that we have in the city of Los Angeles that creates $120 billion fund. So nationwide, on November 6, voters in 31 states showed their support for transportation infrastructure investments. And so everything is heading in the right direction to provide more revenue for our clients in this space. And then on top of that, we see renewed excitement in Washington after the midterm elections that both sides right now again are talking about broad bipartisan support for an infrastructure bill. So the supply side is looking pretty good for us.

Operator^ Our next question comes from Anna Kaminskaya, Bank of America.

Anna Kaminskaya^ Maybe let’s start with AECOM Capital. A, if you can provide more color on what happened to the project that slipped into, I guess, the first half of 2019 and remind us of what’s kind of remaining in your existing AECOM Capital. And you also announced the JV with Canyon Partners. Is it a change to your strategy how you redeploy capital in AECOM Capital? It’s just a different way of, I guess, reporting the same equity co-investment. If you can just provide broad details on what it means.

Michael S. Burke^ Yes, sure. As we mentioned, 1/3 of our miss to guidance in Q4 was due to that AECOM Capital project being moved out. The simple explanation to that is that we have an asset that we built, completed, leased up, had for sale. We expected it to complete. We had a firm offer and our partner had a right to top that offer. They did top the offer, but it also meant that extended out the closing period past the end of the year. It’s still an incredibly valuable asset with a nice gain that we will realize in FY ‘19. With respect to our change in strategy, there are a couple of things there. We had always intended to go out and raise third-party capital, and our partnership with Canyon Partners to raise third-party capital is underway. We had our first closing on that fund so we have now outside capital to invest. That is a — I don’t want to call it a change in strategy because it’s been our strategy all along. But it means we will not have to deploy money off of our own balance sheet to support the growth of AECOM Capital. What’s also important to note is that now that we have outside capital, we will be receiving fees that will help support the business so it will not be in a negative operating position, and we will only have the upside from potential gains on those projects going forward, both the revenue on the construction side but any gains on — through the carry interest in that fund going forward. So this has been a process that we have planned all along, to build up our expertise, build up the credibility, realize gains and then raise outside money to invest capital in projects that’s not coming off our balance sheet.

Anna Kaminskaya^ And as you look at your existing book in AECOM Capital, is there kind of a risk to pricing in some of the projects? Again, I’m just thinking the large exposure to New York, some on the multifamily homes. Any risk on some of the existing assets that you’ve already built?

Michael S. Burke^ No. We feel good about the built-in gains in the assets that we have remaining that are in the process of completion. We have had an incredible track record of higher double-digit returns on every one of the assets that we’ve developed so far and nothing has changed on any of those. So we feel like we have a good number of built-in-gains assets that will be realized into the future.

Anna Kaminskaya^ Great. And then my final question on the DCS backlog. I think if I look at just book backlog for the business, and as the new awards have been trending down, and by my calculation, book-to-bill is sub one times, kind of like any more color on how I reconcile your positive comments on your end market growth relative to backlog that’s been kind of sequentially trending down?

W. Troy Rudd^ Yes. Anna, it’s Troy. Our book-to-bill across DCS was 1.1 or 1.1x this past year. And more importantly, in our Americas business, it was 1.3x. So we’re actually seeing the book-to-bill be better than 1, and we’re actually seeing it in our growth, our highest growth opportunities in our Americas business where we, of course, have the highest margins especially post restructuring.

Anna Kaminskaya^ And is that both selected and not booked or just selected backlog? I’m just looking at backlog last quarter was 9.3 and this quarter, it’s 9.1, so (inaudible)

W. Troy Rudd^ Yes. So you’re looking at our contracted backlog. Again, during the course of a quarter, there are changes between awards, and that’s the timing of putting some of the contracts in place. The other thing I will point out to is that there has been an FX impact year-over- year on our non-U.S. or non-Americas backlog.

Michael S. Burke^ Anna, it’s important to point out that to see backlog growing while you had double-digit organic growth during the year is pretty incredible. So I just don’t want to lose sight of the fact that 11% growth on the revenue line in the Americas and we still grew the backlog in total.

Operator^ We have no further questions at this time. I will now turn the call back over to Mike Burke for closing comments.

Michael S. Burke^ Thank you, operator. So before we conclude the call today, I wanted to just underscore a few points. First of all, we exited fiscal 2018 with a great foundation for growth. We delivered record revenue wins and backlog and also generated the highest ever quarterly free cash flow. And second, we’re taking real proactive steps here to maximize our profitability for the enterprise. Our G&A reductions and our plans to hone our focus in the highest growth markets put us on a path for substantial margin enhancement. As you can see from our guidance for FY ‘19, we’re guiding to an EBITDA growth of 12% growth at the midterm. And then finally, through our long-term earnings growth and our industry- leading track record of generating cash, we will continue to create substantial value for our shareholders through prudent capital allocation that I mentioned earlier. In fiscal 2018, we reduced our debt. We executed on the $150 million accelerated share repurchase. And with our stock price remaining at attractive levels, as I said, you can expect us to remain in the market buying our stock. So I look forward to seeing you at our annual Investor Day in December, and thank you for spending the last hour with us.

Operator^ Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.